Reg. No. 33-84802

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-2
POST-EFFECTIVE AMENDMENT NO. 9
TO
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)

MASSACHUSETTS
(State or other jurisdiction of incorporation or organization)

04-1590850
(I.R.S. Employer Identification No.)

1295 State Street
Springfield, Massachusetts 01111
(413) 744-8411
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lawrence V. Burkett, Jr.
Executive Vice President and General Counsel
Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
(413) 744-6053
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

DEREGISTRATION OF SECURITIES AND WITHDRAWAL OF REGISTRATION STATEMENT

Pursuant to Registration Statement No. 33-84802 on Form S-2, Massachusetts Mutual Life Insurance Company (“MassMutual”) registered a fixed annuity account with a market value adjustment feature (the “fixed account”). The fixed account is an investment option available under a variable annuity contract. Owners of the variable annuity contract may allocate purchase payments to underlying funds and/or the fixed account. The variable annuity contract is registered on Form N-4 (Registration Statement No. 33-83798).

The fixed account permits the assessment of a market value adjustment upon a withdrawal of contract value. Depending upon the interest rate environment in effect at the time of the withdrawal, the market value adjustment can increase the amount of the withdrawal payment or decrease the amount of the withdrawal payment. The fixed account was designed so that under certain interest rate environments, the market value adjustment could result in a contract owner receiving a withdrawal amount that was lower than the amount of his/her purchase payment(s). Therefore, MassMutual registered interests in the fixed account as a security.

Effective January 2, 2003, MassMutual has redesigned the market value adjustment feature. The application of the market value adjustment upon a withdrawal of contract value from the fixed account can still increase the amount of the withdrawal payment or decrease the amount of the withdrawal payment. However, as a result of the redesign of the market value adjustment feature, the assessment of the market value adjustment will never result in a payment that is lower than if interest had been credited at 3%.

As a result of this redesign, MassMutual considers the fixed account to no longer be a security, is terminating the offering of the security, and will no longer file Registration Statement No. 33-84802 on Form S-2. Pursuant to Item 512(a)(3) of Regulation S-K, MassMutual withdraws the remaining unsold securities from Registration Statement No. 33-84802.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has caused this Post-Effective Amendment No. 9 to Registration Statement No. 33-84802 to be signed on its behalf by the undersigned thereunto duly authorized, all in the city of Springfield and the Commonwealth of Massachusetts, on the 16th day of December, 2002.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY (Registrant)

By:	/s/ ROBERT J. O’CONNELL*
Robert J. O’Connell Director, Chairman, President and Chief Executive Officer Massachusetts Mutual Life Insurance Company

By:	/s/ RICHARD M. HOWE
*Richard M. Howe On December 16, 2002, as Attorney-in-Fact pursuant to power of attorney.

As required by the Securities Act of 1933, this Post-Effective Amendment No. 9 to Registration Statement No. 33-84802 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT J. O’CONNELL* Robert J. O’Connell	Director, Chairman, President and Chief Executive Officer	December 16, 2002

/s/ HOWARD GUNTON* Howard Gunton	Executive Vice President and Chief Financial Officer	December 16, 2002

/s/ ROGER G. ACKERMAN* Roger G. Ackerman	Director	December 16, 2002

/s/ JAMES R. BIRLE* James R. Birle	Director	December 16, 2002

/s/ GENE CHAO* Gene Chao	Director	December 16, 2002

/s/ JAMES H. DEGRAFFENREIDT, JR.* James H. DeGraffenreidt, Jr.	Director	December 16, 2002

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Signature	Title	Date

/s/ PATRICIA DIAZ DENNIS* Patricia Diaz Dennis	Director	December 16, 2002

/s/ ANTHONY DOWNS* Anthony Downs	Director	December 16, 2002

/s/ JAMES L. DUNLAP* James L. Dunlap	Director	December 16, 2002

/s/ WILLIAM B. ELLIS* William B. Ellis	Director	December 16, 2002

ROBERT ESNER Robert Esner	Director

/s/ ROBERT M. FUREK* Robert M. Furek	Director	December 16, 2002

/s/ CHARLES K. GIFFORD* Charles K. Gifford	Director	December 16, 2002

/s/ WILLIAM N. GRIGGS* William N. Griggs	Director	December 16, 2002

/s/ WILLIAM B. MARX, JR.* William B. Marx, Jr.	Director	December 16, 2002

/s/ JOHN F. MAYPOLE* John F. Maypole	Director	December 16, 2002

/s/ MARC RACICOT* Marc Racicot	Director	December 16, 2002

/s/ RICHARD M. HOWE *Richard M. Howe	On December 16, 2002, as Attorney-in-Fact pursuant to powers of attorney.

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